Exhibit 99.1
Cereplast Announces $12 Million Private Placement
Revenue Forecast for 2011 Between $24 Million and $32 Million, a 300% to 400% Increase Compared to 2010
EL SEGUNDO, Calif.—(BUSINESS WIRE)— Cereplast, Inc. (NASDAQ:CERP — News), a leading manufacturer of proprietary bio-based, compostable and sustainable plastics, announced today that it has entered into a Securities Purchase Agreement with several institutional investors. Under the terms of the Purchase Agreement, the Company has agreed to sell in a private placement approximately 2.6 million units consisting of one share of common stock and warrants to purchase 0.25 shares of common stock at a price of $4.75 per unit resulting in gross proceeds to the company of approximately $12 million. Cereplast will receive net proceeds of approximately $11 million after fees and expenses related to the private placement. The Warrants are exercisable at a price of $6.35 per share. Lazard Capital Markets LLC served as lead placement agent for the offering with Merriman Capital, Inc. and Ardour Capital Investments, LLC acted as co-placement agents.
Proceeds from the financing will be used for working capital to fill the Company’s rapidly growing order pipeline resulting from new distribution agreements secured in 2011 in Europe. During the first three weeks of 2011, Cereplast announced new distribution agreements in Italy, Romania, Poland and Slovenia with multiple companies. These contracts reflect Cereplast’s rapid growth and expansion across the Pan-European marketplace.
In 2010, Cereplast’s total sales revenue was $6.3 million, a 133% percent increase from $2.7 million in 2009. 2010 sales revenue was limited due to supply constraints on raw materials from mid-November through December. The supply of raw materials has improved and projected revenue for Q1 2011 is between $5.0 million and $6.5 million. Projected revenue for the 2011 full year is between $24 million and $32 million, a 300% to 400% increase compared to 2010.
“Demand for bioplastic resin in Europe continues to soar, and the explosive growth we are experiencing in the region is reflected in the number of new contracts we have entered into there in 2011,” said Frederic Scheer, Chairman and CEO of Cereplast, Inc. “The increasing market penetration we are gaining in various parts of Europe gives us greater visibility to outline our growth expectations for 2011.”
The sale of the Common Stock and the Warrants is anticipated to close on or about February 1, 2011, subject to the satisfaction of customary closing conditions.
The securities offered in this Financing Transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement. Any offering of the Company’s securities under the resale registration statement referred to above will be made only by means of a prospectus.
This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Cereplast, Inc.
Cereplast, Inc. (NASDAQ:CERP — News) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Contact:
Cereplast, Inc.
Nicole Cardi, 310-615-1900 x154
ncardi@cereplast.com
or
MKR Group, Inc.
Investor Relations
Charles Messman or Todd Kehrli
323-468-2300
cerp@mkr-group.com
or
Trontz Public Relations
Bari Trontz, 212-566-2310
bari@trontzpr.com